EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accountants of Chicopee Bancorp, Inc., we hereby consent to the incorporation by reference in Registration Statement No. 333-136002 and No. 333-144420 of our report dated March 12, 2015 with respect to the consolidated balance sheets of Chicopee Bancorp, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of the internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Chicopee Bancorp, Inc.

Berry Dunn McNeil & Parker, LLC
Portland, Maine

March 12, 2015